Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In Re:	Chapter 11 Case No.

Northwest Airlines Corporation, et. al.	05-17930 (ALG)

Debtors	(Jointly Administered)

MONTHLY OPERATING STATEMENT FOR THE PERIOD
FROM NOVEMBER 1, 2006 TO NOVEMBER 30, 2006

DEBTOR’S ADDRESS:	NORTHWEST AIRLINES CORPORATION
2700 LONE OAK PARKWAY
EAGAN, MN 55121-1534

DEBTOR’S ATTORNEY:	CADWALADER, WICKERSHAM & TAFT LLP
ONE WORLD FINANCIAL CENTER
NEW YORK, NY 10281

(in thousands)
CONSOLIDATED MONTHLY DISBURSEMENTS:	$1,169,672

(in millions)
CONSOLIDATED NET INCOME (LOSS):	$(274)

REPORT PREPARER:	NORTHWEST AIRLINES CORPORATION (DEBTOR-IN-POSSESSION)

The undersigned, having reviewed the attached report and being familiar with the Debtor’s financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

Date: January 2, 2007	/s/ Anna M. Schaefer
Anna M. Schaefer
Vice President - Finance and Chief Accounting Officer
(principal accounting officer)
2700 Lone Oak Parkway
Eagan, Minnesota 55121-1534
(612) 726-2111

Indicate if this is an amended statement by checking here: AMENDED STATEMENT X

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended November 30, 2006

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions)

Operating Revenues
Passenger	$712
Regional carrier revenues	101
Cargo	86
Other	82
Total operating revenues	981

Operating Expenses
Aircraft fuel and taxes	246
Salaries, wages and benefits	200
Aircraft maintenance materials and repairs	83
Selling and marketing	56
Other rentals and landing fees	45
Depreciation and amortization	42
Aircraft rentals	18
Regional carrier expenses	104
Other	113
Other unusual items	22
Total operating expenses	929

Operating Income (Loss)	52

Other Income (Expense)
Interest expense, net	(52)
Investment income	13
Reorganization items, net	(290)
Other, net	3
Total other income (expense)	(326)

Income (Loss) Before Income Taxes	(274)

Income tax expense (benefit)	—

Net Income (Loss)	$(274)

The accompanying notes are an integral part of these unaudited consolidated financial statements.  The above financial statement includes the operating results of certain non-debtor entities.  Please see consolidating  financials in Schedules 1-3.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

as of November 30, 2006

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)
Assets

Current Assets
Cash and cash equivalents	$1,693
Unrestricted short-term investments	589
Restricted cash, cash equivalents and short-term investments	401
Accounts receivable, net	634
Flight equipment spare parts, net	109
Prepaid expenses and other	348
Total current assets	3,774

Property and Equipment
Flight equipment, net	7,432
Other property and equipment, net	577
Total property and equipment	8,009

Flight Equipment Under Capital Leases, net	21

Other Assets
International routes	634
Investments in affiliated companies	39
Other	893
Total other assets	1,566
Total Assets	$13,370

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Air traffic liability	$1,722
Accounts payable and other liabilities	1,398
Current maturities of long-term debt and capital lease obligations	172
Total current liabilities	3,292

Long-Term Debt	3,427

Deferred Credits and Other Liabilities
Long-term pension and postretirement health care benefits	142
Other	188
Total deferred credits and other liabilities	330

Liabilities Subject to Compromise	14,273

Preferred Redeemable Stock Subject to Compromise	278

Common Stockholders’ Equity (Deficit)
Common stock	1
Additional paid-in capital	1,504
Accumulated deficit	(7,353)
Accumulated other comprehensive income (loss)	(1,369)
Treasury stock	(1,013)
Total common stockholders’ equity (deficit)	(8,230)
Total Liabilities and Stockholders’ Equity (Deficit)	$13,370

The accompanying notes are an integral part of these unaudited consolidated financial statements.  The above financial statement includes the operating results of certain non-debtor entities.  Please see consolidating financials in Schedules 1-3.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended November 30, 2006

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

Cash Flows from Operating Activities
Net income (loss)	$(274)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	42
Pension and other postretirement benefit contributions less than expense	13
Changes in certain assets and liabilities	(118)
Long-term vendor deposits/holdbacks	7
Reorganization items, net	290
Other, net	(8)
Net cash provided by (used in) operating activities	(48)

Cash Flows from Reorganization Activities
Net cash provided by (used in) reorganization activities	(12)

Cash Flows from Investing Activities
Capital expenditures	(88)
Proceeds from sales of short-term investments	5
Decrease (increase) in restricted cash, cash equivalents and short-term investments	262
Other, net	1
Net cash provided by (used in) investing activities	180

Cash Flows from Financing Activities
Proceeds from long-term debt	203
Payments of long-term debt and capital lease obligations	(244)
Other, net	—
Net cash provided by (used in) financing activities	(41)

Increase (Decrease) in Cash and Cash Equivalents	79

Cash and cash equivalents at beginning of period	1,614
Cash and cash equivalents at end of period	$1,693

Cash and cash equivalents and unrestricted short-term investments at end of period	$2,282

Supplemental Cash Flow Information:
Interest paid	$131

Investing and Financing Activities Not Affecting Cash:
Manufacturer financing of aircraft, aircraft pre-delivery deposits and other non-cash transactions	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.  The above financial statement includes the operating results of certain non-debtor entities.  Please see consolidating financials in Schedules 1-3.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The condensed consolidated financial statements of Northwest Airlines Corporation (“NWA Corp.”), a holding company whose principal indirect operating subsidiary is Northwest Airlines, Inc. (“Northwest”), include the accounts of NWA Corp. and all consolidated subsidiaries (collectively, the “Company”).  Unless otherwise indicated, the terms “we,” “us,” and “our” refer to NWA Corp. and all consolidated subsidiaries.  The condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  The information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes included in the Company’s Form 10-Q for the quarter ended September 30, 2006, and the Company’s audited consolidated financial statements, which are provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  The Company’s accounting and reporting policies are summarized in “Note 2 – Summary of Significant Accounting Policies” in the Annual Report on Form 10-K for 2005.

As discussed in Note 2, on September 14, 2005 (the “Petition Date”), NWA Corp. and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11.  The Bankruptcy Court is jointly administering these cases under the caption “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG)” (the “Chapter 11 case”).  Accordingly, the accompanying condensed consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”), and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business.  In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.

The Company maintains a Web site at http://www.nwa.com.  Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports and other information about the Company are available free of charge through this Web site at http://ir.nwa.com as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC.  For information or questions concerning the Company’s Chapter 11 restructuring see: http://www.nwa-restructuring.com.

In the opinion of management, the interim financial statements reflect adjustments, consisting of normal recurring accruals, unless otherwise noted, which are necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods indicated.

The Company’s results of operations for interim periods are not necessarily indicative of the results for an entire year due to seasonal factors as well as competitive and general economic conditions.  The Company’s second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the spring and summer months.

The Company believes that the material risks and uncertainties that could affect the outlook of an airline operating under Chapter 11 and in a global economy include, among others, the ability of the Company to continue as a going concern, the ability of the Company to obtain and maintain any necessary financing for operations and other purposes, the ability of the Company to maintain adequate liquidity, the ability of the Company to absorb escalating fuel costs, the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted by it from time to time, the ability of the Company to develop, confirm and consummate a plan of reorganization with respect to its Chapter 11 proceedings, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases, the ability of the Company to obtain and maintain normal terms with vendors and service providers, the Company’s ability to maintain contracts that are critical to its operations, the ability of the Company to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the potential adverse impact of the Chapter 11 proceedings on the Company’s liquidity or results of operations, the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the Company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the Company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the Company, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein.  Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Form 10-Q for the quarter ended September 30, 2006 and “Item 1. Business - Risk Factors Related to Northwest and the Airline Industry” in the Company’s Annual Report on Form 10-K for 2005.

Note 2 – Voluntary Reorganization Under Chapter 11

Background and General Bankruptcy Matters.  On September 14, 2005, NWA Corp. and 12 of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York.  Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11.  The Bankruptcy Court is jointly administering these cases under the caption “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG)”.  Accordingly, the accompanying consolidated financial statements have been prepared in accordance with SOP 90-7, and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business.  In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.  The consolidated financial statements shown herein include certain subsidiaries that did not file to reorganize under Chapter 11.  The assets and liabilities of these subsidiaries are not considered material to the consolidated financial statements.

Our condensed consolidated financial statements have been prepared in accordance with GAAP on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, our condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.  However, as a result of the Company’s Chapter 11 proceedings and other matters discussed in “Item 1. Business – Risk Factors Related to Northwest and the Airline Industry” in the Company’s Annual Report on Form 10-K for 2005, realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainties. Given these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company is using the provisions of Chapter 11 to reorganize its business, targeting $2.5 billion in annual business improvements, in order to return to profitability on a sustained basis.  The Chapter 11 process will allow the Company to realize three major elements essential to its transformation, including:

•      Achieving $2.2 billion in annual reductions in both labor and non-labor costs, $1.7 billion of which is incremental to year-end 2005 results;

•      Resizing and optimization of the Company’s fleet to better serve Northwest’s markets;

•      Restructuring and recapitalization of the Company’s balance sheet, including a targeted reduction in debt and lease obligations of approximately $4.2 - $4.4 billion, providing debt and equity levels consistent with long-term profitability.

To date, the Company has made substantial progress and is on target to achieve these objectives.  These actions are outlined below and in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Restructuring Overview” in the Company’s Form 10-Q for the quarter ended September 30, 2006.  In addition, any business plan that forms the basis for a plan of reorganization will have to produce sufficient returns to permit the Company to have adequate access to the capital markets.  Any plan will likely require profit improvements and/or cost reductions beyond those elements identified above.  The Company will continue to refine its Chapter 11 related goals and objectives in response to market conditions.

As required by the Bankruptcy Code, the United States Trustee for the Southern District of New York appointed on September 30, 2005, an Official Committee of Unsecured Creditors (the “Creditors’ Committee”).  The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court concerning the reorganization.  There can be no assurance that the Creditors’ Committee will support the Company’s positions or plan of reorganization.

With the exception of the Company’s non-debtor subsidiaries, the Company continues to operate the business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and applicable court orders.  In general, as debtor-in-possession, the Company is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.  In conjunction with the commencement of the Chapter 11 case, the Debtors sought and obtained several orders from the Bankruptcy Court that were intended to enable the Debtors to operate in the normal course of business during the Chapter 11 case.  The most significant of these orders (i) authorize the Company to honor pre-petition obligations to customers, (ii) authorize the Company to honor obligations to employees for pre-petition employee salaries, wages, incentive compensation, and benefits, and (iii) permit the Debtors to operate their consolidated cash management system during the Chapter 11 case in substantially the same manner as it was operated prior to the commencement of the Chapter 11 case.

The bankruptcy filing triggered defaults on substantially all the Company’s debt and lease obligations.  Under Section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of a debtor’s estate.  Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities are subject to settlement under the plan of reorganization.

The Debtors’ rights to possess and operate certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contract are governed by Section 1110 of the Bankruptcy Code.  Section 1110 provides that unless the Debtors take certain action within 60 days after the Petition Date or such later date as is agreed by the applicable lessor, secured party, or conditional vendor, the contractual rights of such financier to take possession of such equipment and to enforce any of its other rights or remedies under the applicable agreement are not limited or otherwise affected by the automatic stay or any other provision of the Bankruptcy Code.

The Section 1110 deadline for the Debtors was November 14, 2005.  The Debtors sought to restructure or reject obligations representing approximately 50% of its fleet count and have substantially completed over $400 million in annual aircraft ownership cost reductions, including interest, rent and depreciation expense.

The Debtors’ balance sheet debt as of December 31, 2005 included $1.7 billion in unsecured pre-petition debt obligations.  These obligations are reflected in the Debtors’ liabilities subject to compromise.  See “Item 8. Consolidated Financial Statements and Supplementary Data, Note 6 – Liabilities Subject to Compromise” in the Company’s Annual Report on Form 10-K for 2005, for additional information.

Under Section 365 of the Bankruptcy Code, debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property, aircraft, and aircraft engines, subject to the approval of the Bankruptcy Court and other conditions.  In general, rejection of an unexpired lease or executory contract is treated as a pre-petition breach of the lease or contract in question.  Subject to certain exceptions, this rejection relieves debtors of performing their future obligations under that lease or contract but entitles the lessor or contract counterparty to a pre-petition general unsecured claim for damages caused by the deemed breach.  These pre-petition general unsecured claims for damages, where appropriate, are reflected in the Debtors’ liabilities subject to compromise.  See “Note 4 – Liabilities Subject to Compromise” for additional information.  The Company expects that additional liabilities subject to compromise will arise in the future as a result of damage claims resulting from the rejection of certain executory contracts and unexpired leases by the Debtors.  However, the Company expects that the assumption of certain executory contracts and unexpired leases may convert liabilities subject to compromise to liabilities not subject to compromise.  Due to the uncertain nature of many of the potential rejection and abandonment related claims, the Company is unable to project the magnitude of these overall claims with any degree of certainty at this time.

Labor Cost Restructuring.  The Company has implemented labor agreements with terms and conditions worth approximately $1.4 billion in annual labor cost savings.  The Company has reached consensual agreement on collective bargaining agreements (“CBAs”) with the Air Line Pilots Association (“ALPA”), the International Association of Machinists and Aerospace Workers (“IAM”), the Aircraft Technical Support Association (“ATSA”), the Transport Workers Union of America (“TWU”), and the Northwest Airlines Meteorologists Association (“NAMA”).  All of the agreements with ALPA, the IAM, ATSA, TWU, and NAMA were implemented on or before August 1, 2006.  Two rounds of salaried and management employee pay and benefit cuts have also been achieved and implemented.   In addition, the Company imposed contract terms on its technicians represented by the Aircraft Mechanics Fraternal Association (“AMFA”) in August 2005 and, under Section 1113(c) of the Bankruptcy Code, imposed contract terms on its flight attendants represented by the Association of Flight Attendants-Communication Workers of America (“AFA-CWA”) on July 31, 2006.  On November 6, 2006, the Company reached a ratified agreement with AMFA to end the labor dispute with the airline’s technicians.  The agreement resulted in a $22 million non-recurring charge to operating expense for related severance pay to the affected employees.  Overall, the agreement maintains the necessary annual labor cost savings from AMFA-represented employees.

Section 1113(c) of the Bankruptcy Code permits a debtor to move to reject its CBAs if the debtor first satisfies a number of statutorily prescribed substantive and procedural prerequisites and obtains the Bankruptcy Court’s approval of the rejection or the expiration of the statutorily prescribed time period.  After bargaining in good faith and sharing relevant information with its unions, a debtor must make proposals to modify its existing CBAs based on the most complete and reliable information available at the time.  The proposed modifications must be necessary to permit the reorganization of a debtor and must provide that all the affected parties are treated fairly and equitably.  Ultimately, rejection of the CBAs is appropriate if the unions refuse to agree to a debtor’s necessary proposal “without good cause” and the Bankruptcy Court determines that the balance of the equities favors rejection.   In October 2005, the Company commenced Section 1113(c) proceedings with ALPA, the IAM, and the Professional Flight Attendants Association (“PFAA”) and has subsequently reached consensual agreement with ALPA and the IAM.

With respect to the Company’s flight attendants, the Company reached a tentative consensual agreement on a new contract with its flight attendants represented by the PFAA on March 1, 2006 (the “March TA”).  On June 6, 2006, the PFAA announced that its flight attendants failed to ratify the tentative agreement.  As a result of the flight attendants’ failure to ratify this agreement, the Company requested a ruling from the Bankruptcy Court on its Section 1113(c) motion to reject its existing flight attendant labor agreement and to permit the Company to impose new contract terms.  On June 29, 2006, the Bankruptcy Court granted the Company’s Section 1113(c) motion to reject its contract with the flight attendants and authorized the Company to implement the terms of the March TA; however, the Bankruptcy Court stayed implementation of the order until July 17, 2006.

Following the Bankruptcy Court’s June 29, 2006 ruling, the Company and the PFAA commenced negotiations to reach a new agreement.  On July 6, 2006, the Company’s flight attendants voted to change their union representation from the PFAA to the AFA-CWA.  Subsequently, the Company and the AFA-CWA continued negotiations to reach a new agreement, and on July 17, 2006, the parties announced that they reached a tentative consensual agreement (the “July TA”).  On July 31, 2006, the AFA-CWA announced that its members failed to approve the July TA.  As a result of the flight attendants’ failure to ratify the July TA, and in accordance with the Bankruptcy Court’s previous authorization, effective July 31, 2006 the Company implemented new contract terms and conditions for its flight attendants, consistent with the terms and conditions of the March TA.

On July 31, 2006, following the flight attendants’ failure to ratify a second proposed CBA and the Company’s subsequent imposition of new contract terms for the flight attendants, the AFA-CWA provided the Company with a 15-day notice of its intent to strike or engage in other work actions, including CHAOS (Create Havoc Around Our System).  In response, on August 1, 2006, the Company filed a motion with the Bankruptcy Court seeking to obtain an injunction against such activities.  The AFA-CWA subsequently extended the strike deadline by 10 days to August 25, 2006, in response to terrorist threats against air travel to and within the United States.  On August 17, 2006, the Bankruptcy Court denied the Company’s request for an injunction.  On August 18, 2006, the Company filed an appeal of the Bankruptcy Court’s decision with the United States District Court for the Southern District of New York (“U.S. District Court”). On August 25, 2006, the U.S. District Court issued an injunction pending appeal which temporarily prevented any work action by the AFA-CWA while the court considered the Company’s appeal.  The U.S. District Court reversed the Bankruptcy Court’s decision on September 15, 2006, and granted the Company’s request for a preliminary injunction to prevent a threatened strike or work action by the AFA-CWA.  Subsequently the AFA-CWA appealed the U.S. District Court’s ruling to the U.S. Second Circuit Court of Appeals.  Arguments related to this matter were heard on November 28, 2006 and a ruling on the appeal is pending.  In addition, the Company is currently in mediated negotiations with the AFA-CWA and representatives of the National Mediation Board (“NMB”).  The AFA-CWA has requested that it be released from further negotiations by the NMB; to date the NMB has not granted this request.  A strike or other form of self-help could have a material adverse effect on the Company.

The Company has also commenced proceedings under Section 1114 of the Bankruptcy Code, pursuant to which the Company is seeking reductions in the costs it incurs to provide medical benefits to retirees.  Negotiations with the committee formed to represent the Company’s retirees are ongoing.

Securities Trading Matters.  On October 28, 2005, the Bankruptcy Court entered an order that restricts the trading of the common stock and debt interests in the Company.  The purpose of the order is to ensure that the Company does not lose the benefit of its net operating loss carryforwards (“NOLs”) for tax purposes.  Under federal and state income tax law, NOLs can be used to offset future taxable income, and thus are a valuable asset of the Debtors’ estate.  Certain trading in the Company’s stock (or debt when the Company is in bankruptcy) could adversely affect the Company’s ability to use the NOLs.  Thus, the Company obtained an order that enables it to closely monitor certain transfers of stock and claims and restrict those transfers that may compromise the Company’s ability to use its NOLs.

The Company’s common stock ceased trading on the NASDAQ stock market on September 26, 2005 and now trades in the “over-the-counter” market under the symbol NWACQ.PK.  However, the Company currently believes that no value will be ascribed to the Company’s outstanding common stock, preferred redeemable stock, or other equity securities in the Company’s plan of reorganization.  Upon the effective date of the plan of reorganization, the Company expects that the outstanding common stock of the Company will be cancelled for no consideration and therefore the Company’s stockholders will no longer have any interest as stockholders in the Company by virtue of their ownership of Company common stock prior to emergence from bankruptcy.

The New York Stock Exchange advised the Company on September 15, 2005, that trading in Northwest’s 10.5% Class D Pass Through Certificates, Series 2003-1 due April 1, 2009, ticker symbol NWB RP09, as well as the 9.5% Senior Quarterly Interest Bonds due August 15, 2039 (QUIBS), ticker symbol NWB, was suspended.  The QUIBS can still be traded on the “over-the-counter” market under the symbol NWBBQ.PK; however, the Company is no longer accruing or paying interest.

Plan of Reorganization.  In order to exit Chapter 11 successfully, the Company must propose, and obtain confirmation by the Bankruptcy Court of, a plan of reorganization that satisfies the requirements of the Bankruptcy Code.  A plan of reorganization would resolve, among other things, the Debtors’ pre-petition obligations and set forth the revised capital structure of the newly reorganized entity.  The Debtors have the exclusive right for 120 days from the Petition Date to file a plan of reorganization and, if they do so, 60 additional days to obtain necessary acceptance of the plan.  The Bankruptcy Court has entered orders which have extended the deadline of the Debtors’ exclusive right to file a plan of reorganization and the deadline to obtain necessary acceptance of the plan to January 16, 2007 and March 16, 2007, respectively.

A plan of reorganization must be voted on by holders of impaired claims and equity interests, and must satisfy certain requirements of the Bankruptcy Code and, as noted above, be confirmed by the Bankruptcy Court.  A plan has been accepted by holders of claims against and equity interests in a Debtor if (1) at least one-half in number and two-thirds in dollar amount of claims actually voting in each impaired class of claims have voted to accept the plan and (2) at least two-thirds in amount of equity interests actually voting in each impaired class of equity interests have voted to accept the plan.  Under certain circumstances set forth in the provisions of Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a plan even if such plan has not been accepted by all impaired classes of claims and equity interests.  A class of claims or an equity interest that does not receive or retain any property under the plan on account of such claims or interests is deemed to have voted to reject the plan.  The precise requirements and evidentiary showing for confirming a plan, notwithstanding its rejection by one or more impaired classes of claims or equity interests, depends upon a number of factors, including the status and seniority of the claims or equity interests in the rejecting class, i.e., secured claims or unsecured claims, subordinated or senior claims, preferred or common stock.

The Debtors expect to develop their plan of reorganization for emergence from Chapter 11 in early 2007.  Additional extensions to the Debtors’ exclusivity period will be sought as necessary.  There can be no assurance that a reorganization plan will be proposed by the Debtors within the required timeframe or that additional extensions, if required, will be approved.  Also, there is no assurance that the proposed plan will be approved by claim holders or confirmed by the Bankruptcy Court.

Note 3 – Reorganization Related Items

The condensed consolidated financial statements have been prepared in accordance with SOP 90-7 and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business.  In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.

Reorganization items recorded during the month ended November 30, 2006, consisted primarily of charges related to the restructuring of aircraft leases and debt.  Restructured aircraft lease/debt charges are primarily non-cash costs that include the estimated claims resulting from the Company’s renegotiation of certain aircraft obligations.  These claims remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, the determination as to the value of any collateral securing claims, proofs of claim or other events.  The charges for professional fees include only those professional fees related to the bankruptcy process.

Net reorganization items, as shown on the Condensed Consolidated Statement of Operations, consist of the following:

(in millions)	Month ended November 30, 2006
Restructured aircraft lease/debt	$288
Professional fees	3
Other, net	(1)
Total reorganization expenses, net	$290

Note 4 – Liabilities Subject to Compromise

Liabilities subject to compromise refers to both secured and unsecured obligations that will be accounted for under a plan of reorganization, including claims incurred prior to the Petition Date.  They represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim or other events.

The Debtors have endeavored to notify all of their known or potential creditors whose claims are subject to the Chapter 11 cases.  Subject to certain exceptions under the Bankruptcy Code, the Chapter 11 filings automatically stayed the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the time of filing on September 14, 2005.  The deadline for creditors to file proofs of claim with the Bankruptcy Court (the “Bar Date”) was August 16, 2006.  A proof of claim arising from the rejection of an executory contract or an unexpired lease must be filed by the later of the Bar Date or thirty days from the effective date of the authorized rejection.

The aggregate amount of claims filed with the Bankruptcy Court far exceeds the Debtors’ estimate of ultimate liability. The Debtors believe that many of these claims are duplicative, based upon contingencies that have not occurred, or otherwise are overstated, and are therefore invalid. Differences between amounts recorded by the Debtors and claims filed by creditors are being investigated and resolved in connection with the Debtors’ claims resolution process.  Resolution of differences between claim amounts the Company has estimated and claims filed by its creditors will be subject to a final determination by the Bankruptcy Court.  The determination of how these liabilities will ultimately be treated will not be known until an approved plan of reorganization is confirmed by the Bankruptcy Court and the claims resolution process is complete.  Completion of the claims resolution process may occur well after confirmation of a plan of reorganization.  The Company will continue to evaluate the amounts of these liabilities through the remainder of the Chapter 11 process.  To the extent that the Company identifies additional amounts subject to compromise, they will be recognized accordingly.  The ultimate number and allowed amounts of such claims are not presently determinable.

Subsequent to its Chapter 11 filing, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believes the interest will be paid during the bankruptcy proceeding or that it is probable that the interest will be an allowed claim.  Had the Company recorded interest expense based on its pre-petition contractual obligations, post-petition interest expense would have increased by $12.4 million during the month ended November 30, 2006.

At November 30, 2006, the Company had liabilities subject to compromise of $14.3 billion, consisting of the following (in millions):

Debt, including accrued interest	$5,113
Pension, postretirement and other employee related expenses	4,078
Aircraft-related accruals and deferrals	2,961
Capital lease obligations, including accrued interest	238
Accounts payable and other liabilities	1,883
Total liabilities subject to compromise	$14,273

In addition to the $14.3 billion of liabilities subject to compromise itemized above, the Company’s $278 million of Preferred Redeemable Stock (“Series C Preferred Stock”) is also subject to compromise.  This preferred security is not presented as a liability on the Company’s Condensed Consolidated Balance Sheet due to its conversion features, as required by the provisions of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Note 5 – Taxes and Insurance

All post-petition tax obligations have been fully paid to the proper taxing authorities when due for the current month.  Additionally, all insurance premiums have been fully paid to the proper insurance company or broker when due during the current month, and all insurance policies are in force as of November 30, 2006.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Detail of Disbursements By Filing Debtor Entity

for the month ended November 30, 2006

(Unaudited, in thousands)
Debtor Name	Case Number	Disbursement Total	Notes

NWA Fuel Services Corporation	05-17925 (alg)	$28,674
Northwest Aerospace Training Corp.	05-17944 (alg)	—
Northwest Airlines Holdings Corporation	05-17938 (alg)	52
NWA Inc.	05-17940 (alg)	33
Northwest Airlines, Inc.	05-17933 (alg)	1,117,800	(1)
MLT Inc.	05-17948 (alg)	22,537
Northwest Airlines Corporation	05-17930 (alg)	—	(2)
NWA Retail Sales Inc.	05-17950 (alg)	38	(2)
Montana Enterprises, Inc.	05-17952 (alg)	—	(3)
NW Red Baron LLC	05-17953 (alg)	—	(3)
Compass Airlines, Inc.	05-17949 (alg)	538	(4)
Aircraft Foreign Sales, Inc.	05-17955 (alg)	—	(3)
NWA Worldclub, Inc.	05-17956 (alg)	—	(3)
NWA Aircraft Finance, Inc.	05-19287 (alg)	—	(2)(5)
	Total	$1,169,672

(1)

Excludes certain operating expenditures mainly at foreign stations and related primarily to customer travel. In relation to the level of monthly disbursements, these are de minimis. Inclusion of such amounts would not change the quarterly fee, as the amount excluding such activity for the associated debtor already exceeds the maximum threshold amount.

(2)	Company with irregular monthly disbursements.
(3)	Inactive company - no activity.
(4)	Formerly known as Northwest Airlines Cargo, Inc.
(5)	Company filed for bankruptcy on September 30, 2005.

Schedule 1

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)
for the month ended November 30, 2006

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

(Unaudited, in millions)	Total Debtor Companies Net of Eliminations	Total Non-Debtor Companies	Debtor to Non-Debtor Eliminations	Northwest Airlines Corporation Consolidated
Operating Revenues
Passenger	$712	$—	$—	$712
Regional carrier revenues	101	—	—	101
Cargo	86	—	—	86
Other	73	36	(27)	82
Total operating revenues	972	36	(27)	981

Operating Expenses
Aircraft fuel and taxes	232	14	—	246
Salaries, wages and benefits	193	7	—	200
Aircraft maintenance materials and repairs	79	4	—	83
Selling and marketing	56	—	—	56
Other rentals and landing fees	45	1	(1)	45
Depreciation and amortization	39	3	—	42
Aircraft rentals	21	1	(4)	18
Regional carrier expenses	104	—	—	104
Other	129	6	(22)	113
Other unusual items	22	—	—	22
Total operating expenses	920	36	(27)	929

Operating Income (Loss)	52	—	—	52

Other Income (Expense)
Interest expense, net	(50)	(5)	3	(52)
Investment income	15	1	(3)	13
Reorganization items, net	(290)	—	—	(290)
Other, net	(1)	3	1	3
Total other income (expense)	(326)	(1)	1	(326)

Income (Loss) Before Income Taxes	(274)	(1)	1	(274)

Income tax expense (benefit)	—	(2)	2	—

Net Income (Loss)	$(274)	$1	$(1)	$(274)

Schedule 2

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)
as of November 30, 2006

CONDENSED CONSOLIDATING BALANCE SHEETS

(Unaudited, in millions)	Total Debtor Companies Net of Eliminations	Total Non-Debtor Companies	Debtor to Non-Debtor Eliminations	Northwest Airlines Corporation Consolidated
Assets

Current Assets
Cash and cash equivalents	$1,662	$31	$—	$1,693
Unrestricted short-term investments	589	—	—	589
Restricted cash, cash equivalents, and short-term investments	390	11	—	401
Accounts receivable, net	617	17	—	634
Flight equipment spare parts, net	109	—	—	109
Prepaid expenses and other	(25)	373	—	348
Total current assets	3,342	432	—	3,774

Property and Equipment
Flight equipment, net	7,150	282	—	7,432
Other property and equipment, net	555	22	—	577
Total property and equipment	7,705	304	—	8,009

Flight Equipment Under Capital Leases, net	12	9	—	21

Other Assets
International routes	634	—	—	634
Investments in affiliated companies	513	—	(474)	39
Other	926	(33)	—	893
Total other assets	2,073	(33)	(474)	1,566
Total Assets	$13,132	$712	$(474)	$13,370

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Air traffic liability	$1,722	$—	$—	$1,722
Accounts payable and other liabilities	1,368	30	—	1,398
Current maturities of long-term debt and capital lease obligations	152	20	—	172
Total current liabilities	3,242	50	—	3,292

Long-Term Debt	3,234	193	—	3,427

Deferred Credits and Other Liabilities
Long-term pension and postretirement health care benefits	142	—	—	142
Other	169	4	15	188
Total deferred credits and other liabilities	311	4	15	330

Liabilities Subject to Compromise	14,297	—	(24)	14,273

Preferred Redeemable Stock Subject to Compromise	278	—	—	278

Common Stockholders’ Equity (Deficit)
Common stock	1	14	(14)	1
Additional paid-in capital	1,504	105	(105)	1,504
Accumulated deficit	(7,353)	365	(365)	(7,353)
Accumulated other comprehensive income (loss)	(1,369)	(3)	3	(1,369)
Treasury stock	(1,013)	(16)	16	(1,013)
Total common stockholders’ equity (deficit)	(8,230)	465	(465)	(8,230)
Total Liabilities and Stockholders’ Equity (Deficit)	$13,132	$712	$(474)	$13,370

Schedule 3

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)
for the month ended November 30, 2006

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(Unaudited, in millions)	Total Debtor Companies Net of Eliminations	Total Non-Debtor Companies	Debtor to Non-Debtor Eliminations	Northwest Airlines Corporation Consolidated
Cash Flows from Operating Activities
Net income (loss)	$(274)	$1	$(1)	$(274)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	39	3	—	42
Pension and other postretirement benefit contributions less than expense	13	—	—	13
Changes in certain assets and liabilities	(110)	(8)	—	(118)
Long-term vendor deposits/holdbacks	7	—	—	7
Reorganization items, net	290	—	—	290
Other, net	(8)	(1)	1	(8)
Net cash provided by (used in) operating activities	(43)	(5)	—	(48)

Cash Flows from Reorganization Activities
Net cash provided by (used in) reorganization activities	(12)	—	—	(12)

Cash Flows from Investing Activities
Capital expenditures	(88)	—	—	(88)
Proceeds from sales of short-term investments	5	—	—	5
Decrease (increase) in restricted cash, cash equivalents and short-term investments	259	3	—	262
Other, net	—	1	—	1
Net cash provided by (used in) investing activities	176	4	—	180

Cash Flows from Financing Activities
Proceeds from long-term debt	203	—	—	203
Payments of long-term debt and capital lease obligations	(243)	(1)	—	(244)
Other, net	(1)	1	—	—
Net cash provided by (used in) financing activities	(41)	—	—	(41)

Increase (Decrease) in Cash and Cash Equivalents	80	(1)	—	79

Cash and cash equivalents at beginning of period	1,582	32	—	1,614
Cash and cash equivalents at end of period	$1,662	$31	$—	$1,693

Cash and cash equivalents and unrestricted short-term investments at end of period	$2,251	$31	$—	$2,282

Schedule 4

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)
Schedule of Payments to Ordinary Course Professionals
for the month ended November 30, 2006

Ordinary Course Professional	Amount Due for Services Rendered for the month ended November 30, 2006		Amount Due for Services Rendered Case to Date	Amount Paid to Firm during the month ended November 30, 2006	Amount Paid to Firm Case to Date
A&S Associate	$—		$—	$—	$—
Alan Tilles - Shulman, Rogers, Gandal	—		15,927	—	13,854
Alfredo Sanchez Navarro	—		—	—	—
American Appraisal Associates, Inc	—		47,411	—	47,411
Anagnostopoulos, Bazinas, Fifis	—		—	—	—
APA Law Office	—		—	—	—
ApplEcon, LLC	—		33,273	—	—
Arvode	—		16,441	8,554	8,554
Axley Brynelson, LLP	—		103	—	103
Baker & Hostetler LLP	—		3,206	—	—
Baker & McKenzie	—		67,849	1,474	64,063
Baker Botts	—		152,130	6,636	133,518
Baker, Donelson, Bearman, Caldwell & Berkowitz	—		218,052	9,000	200,042
Barger & Wolen LLP	—		—	—	—
Barnes & Thornburg	—		155	—	155
Barrosa & Porciuncula Law Office	—		—	—	—
Barry Hirsch, Ph.D.	—		—	—	—
Beck & Tysver	—		4,962	—	4,962
Bersenas Jacobsen Chouest Thomson Blackburn LLP	—		4,318	—	4,318
Bingham McCutchen LLP	—		9,767	2,802	8,767
Blank Rome LLP	1,000		10,994	4,714	8,295
Bonner & Borhart, LLP	12,793		204,174	—	180,595
Brief, Justice, Carmen & Kleiman LLP	—		4,938	—	4,938
Briggs & Morgan	65,000	(1)	1,021,554	145,588	537,501
Bryan Cave Strategies	15,000		313,508	15,000	298,508
Buchman Law Firm, LLP	—		838	—	838
Capitol Hill Strategies, LLC	15,000		15,000	—	—
Capitol Tax Partners	15,000		218,000	15,000	203,000
Cassels Brock & Blackwell LLP	—		103	—	103
Cathy Abernathy Consultants	15,000		221,789	15,529	206,789
Cauthen Forbes & Williams	5,000		72,667	5,000	67,667
Clark & Company	—		10,377	—	10,377
Clark & Knasel, P.C.	—		408	—	408
Condon & Forsyth LLP	—		8,017	—	8,017
Crowell & Moring	—		57,277	451	57,004
D L Rothberg & Associates, PC	—		4,245	4,245	4,245
Daugherty, Fowler, Peregrin & Haught	18,000		325,211	19,743	230,842
David Fernandez	—		224	—	—
David Keltie Associates	—		—	—	—
Davis, Wright, Tremaine LLP	—		12,660	—	12,660
Deacons	3,360		5,866	—	2,505
Dechert LLP	—		568	—	568
Deloitte & Touche	—		485,000	—	—
Dharmniti Auditing Co., Ltd	—		—	—	—
Dickinson, Wright PLLC	7,968		47,553	9,572	12,383

(1)

Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)
Schedule of Payments to Ordinary Course Professionals
for the month ended November 30, 2006

Ordinary Course Professional	Amount Due for Services Rendered for the month ended November 30, 2006	Amount Due for Services Rendered Case to Date	Amount Paid to Firm during the month ended November 30, 2006	Amount Paid to Firm Case to Date
Domnern, Somgiat Boonma	$—	$—	$—	$—
Dr. Zanick - Park Nicollet	35,417	514,722	—	408,472
Drinker Biddle	—	—	—	—
Ducharme, McMillen & Associates	2,775	536,486	5,950	435,300
Dudley Topper	—	187	—	187
Econ One	—	21,378	—	—
Eric Johnson	4,000	58,133	—	54,133
Erin Kelly	712	32,241	1,613	31,929
Farris, Mathews, Branan, Bobango, Hellen & Dunlap PLC	—	—	—	—
Fasken, Martineau, DuMoulin LLP	—	37,236	288	34,422
Fierce Isakowitz & Blalock	20,135	284,077	20,294	263,942
Fisher & Phillips LLP	—	—	—	—
Foley Hoag LLP	—	4,193	—	4,193
Follosco Morallos & Herce	—	2,024	—	—
Ford & Harrison	—	—	—	—
Fredrikson & Byron	5,000	133,370	15,022	122,439
Fried, Frank, Harris, Shriver & Jacobson	—	—	—	—
Friedman, Suder & Cooke	—	—	—	—
Bernard Haberman	—	650	—	650
Fujikura Clinic	—	—	—	—
Gale Rubenstein	—	11,187	11,187	11,187
George C. J. Moore	—	2,171	2,171	2,171
Goldfarb & Lipman	—	8,020	1,219	8,000
Grant Thornton	—	16,381	12,189	16,381
Greenberg Traurig, LLP	—	2,771	—	2,250
Halleland, Lewis, Nilan, Sipkins and Johnson	—	70,840	—	10,008
Healthy Medicine Society	—	—	—	—
Hocker Rueb Doeleman	—	1,506	—	1,141
Holland & Hart LLP	—	259	—	259
Honigman, Miller, Schwartz & Cohn	10,000	223,271	6,761	202,676
Hudson Global Resources	2,680	15,904	—	9,148
Hughes, Hubbard & Reed LLP	12,000	108,048	—	75,935
Icaza, Gonzalez-Ruiz Aleman	2,205	9,730	1,708	7,525
Inoue Public Relations, Inc.	—	132,282	—	122,032
Ion Global Hong Kong	—	—	—	—
ITA, LLC	—	—	—	—
Jackson & Kelly PLLC	800	20,658	86	18,364
Jackson, Lewis LLP	6,000	37,248	5,351	12,486
Jacob & Weingarten	—	10,874	—	10,874
James Ashe-Taylor	43,209	291,137	—	208,343
James M. Pelland, PLLC	—	1,694	—	—
James Gillula, Ph.D.	—	—	—	—
Jefferson Wells International, Inc	5,000	33,770	8,880	28,770
Jenkens & Gilchrist	—	—	—	—
Jerry W. Blackwell, Esq	15,613	29,774	2,657	4,427
Jessika Li-Juan Ko	2,000	48,240	—	33,673

(1)

Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)
Schedule of Payments to Ordinary Course Professionals
for the month ended November 30, 2006

	Amount Due for Services Rendered for	Amount Due for	Amount Paid to Firm during the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	November 30, 2006	Case to Date	November 30, 2006	Case to Date
Jockman Linguistic Services	$—	$—	$—	$—
John Holden	4,219	49,552	4,106	45,333
John Trerotola	6,480	93,300	7,645	86,820
Jorge de Regil	—	—	—	—
Jun He Law Offices	—	10,836	—	—
Kathryn Mary Rios	2,405	43,364	5,258	42,194
Kaufman & Canoles	—	2,554	—	2,554
Kenney & Markowitz	—	553	—	553
Kiesewetter, Wise, Kaplan, Schwimmer & Prather, PLC	—	1,327	209	999
Kilpatrick Stockton LLP	—	6,950	—	6,950
Kim & Chang	1,000	29,146	2,925	24,990
King & Spalding	—	441,425	—	435,152
Kirkland & Ellis LLP	—	130,649	—	110,990
KPMG	30,000	459,607	14,479	366,227
Larson Allen	—	33,807	—	25,098
Lavery, DeBilly, LLP	—	764	—	764
Lee and Li	—	2,026	—	176
Leonard, Street and Deinard	30,000	169,555	26,410	109,861
Leslie Loew-Blosser, Esq	2,205	9,730	1,708	7,525
Lewis, Fisher, Henderson, Claxton & Mulroy, LLP	—	3,934	—	3,934
Lommen Nelson Law Firm	1,615	3,927	652	2,312
Low Yeap Toh & Goon	—	—	—	—
Loyens & Loeff	—	2,073	—	2,073
Luis Arguelles	—	—	—	—
Marr Hipp Jones & Wang, LLLP	—	948	—	948
Masaaki Hasegawa	—	—	—	—
Maxwell & Milder	—	45,333	—	45,333
Maymi, Rivera & Rotger, P.S.C.	—	5,769	—	5,769
McKool Smith	—	1,137	—	1,137
Mercer	776	38,755	5,001	36,426
Michael A. Freeman	—	850	—	850
Michael E. Korens, Esq	1,750	8,525	1,450	5,175
Michael L. Wachter, Ph.D.	—	3,600	—	3,600
Miller, Canfield, Paddock & Stone	—	503	—	503
Miller Thomson Pouliot LLP	—	531	—	531
MindShare Japan	—	—	—	—
Morrison, Cohen, Singer & Weinstein	—	1,040	—	1,040
Muchmore Harrington Smalley & Associates	—	—	—	—
Nagashima Ohno & Tsunematsu	—	295,649	25,638	223,496
New-Tech International	—	3,715	—	3,715
Nielsen, Merksamer, Parrinello, Mueller & Naylor LLP	—	—	—	—
Nixon Peabody LLP	—	—	—	—
Nutter, McClennen & Fish	—	11,440	—	11,440

(1)    Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)
Schedule of Payments to Ordinary Course Professionals
for the month ended November 30, 2006

	Amount Due for Services Rendered for the month ended		Amount Due for Services Rendered	Amount Paid to Firm during the month ended	Amount Paid to Firm
Ordinary Course Professional	November 30, 2006		Case to Date	November 30, 2006	Case to Date
Ogletree, Deakins, Nash, Smoak & Stewart PC	$26,443		$249,936	$—	$158,427
Oglivy & Mather Japan	—		—	—	—
O’Keefe Lyons & Hynes, LLC	—		15,833	—	15,833
O’Melveny & Myers LLP	144,875	(1)	956,513	51,499	509,474
ORC Worldwide	—		5,470	—	5,470
Orrick, Herrington & Sutcliffe, LLP	—		1,656	—	1,656
Osborn Maledon, P.A.	—		—	—	—
Patrick Mirandah Co.	—		2,124	—	2,124
Paula Forbes	—		11,983	—	11,983
Perkins Coie	—		16,269	2,296	15,190
Piper Rudnick LLP	20,522		253,375	8,139	226,797
Poblandor Bautista & Reyes Law Offices	—		3,735	—	3,735
Preston, Gates & Ellis	—		—	—	—
PriceWaterhouseCoopers	—		—	—	—
Proskauer Rose LLP	5,000		193,666	21,097	186,898
Quarles & Brady LLP	6,000		112,170	—	89,546
Quisumbing, Torres & Evangelista	—		14,316	—	12,225
Real Estate Analysis Corporation	—		10,400	—	—
Richard Hohlt & Associates	—		30,000	—	20,000
Richard, Layton & Finger	—		5,818	—	5,818
Riches, McKenzie & Herbert	—		3,023	—	3,023
Rinku Town Clinic	—		—	—	—
Robbins, Russell, Englert, Orseck & Untereir LLP	—		11,000	—	11,000
Robert Brodin	40,000		581,333	—	520,000
Roberta Herbst	423		28,012	2,568	28,012
Ronald Jerich & Associates	4,000		44,667	—	40,667
Ryan & Company	—		—	—	—
Salo LLC	12,155		117,008	16,001	94,738
Samil Accounting Corp.	—		—	—	—
Samjong Accounting Corporation	—		—	—	—
Samsin HR Korea	—		—	—	—
Seer Consulting	—		—	—	—
Sher and Blackwell	2,000		7,464	—	—
Sherman & Howard L.L.C.	—		589	—	589
Shook, Hardy & Bacon LLP	—		—	—	—
Shook Lin & Bok	—		1,199	—	—
Shumaker and Sieffert	—		15,853	—	15,853
Sidley, Austin, Brown & Wood LLP	—		108,923	—	108,923
Siegel Moses & Schoenstadt	—		—	—	—
Skene Law Firm, P.C.	200		2,457	63	1,898
SMC Investigations, LLC	—		—	—	—
Smith & Williams	—		—	—	—
Sonier Poulain & Associates	—		—	—	—
Steptoe & Johnson	—		—	—	—
Stikeman Elliot LLP	—		6,100	—	6,100

(1)    Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)
Schedule of Payments to Ordinary Course Professionals
for the month ended November 30, 2006

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm during the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	November 30, 2006	Case to Date	November 30, 2006	Case to Date
Stinson, Morrison Hecker	$—	$—	$—	$—
Strategic Federal Affairs	10,000	145,333	20,000	145,333
Sullivan & Baldick	18,000	296,910	18,000	269,310
Sullivan & Cromwell	—	—	—	—
Sunrise Research	—	18,150	—	16,150
Susman Godfrey	—	15,882	2,389	2,715
Sycip Gorres Velayo & Co.	—	—	—	—
Sycip Salazar Hernandez & Gatmaitan	—	10,622	—	5,951
Symphony Incorporations	—	381	—	—
The Campbell-Hill Aviation Group	40,000	114,993	73,095	73,095
The Capitol Group LLC	2,000	29,067	2,000	27,067
TheMIGroup	—	—	—	—
Theresa Schulz	216	29,292	1,729	29,292
Torkildson, Katz, Fonseca, Jaffe, Moore and Hetherington	—	6,492	—	6,492
Troutman Sanders LLP	40,000	442,066	30,579	344,345
Ushijima, Teramae & Wade Law Firm	1,724	98,237	—	—
Van Mens & Wesselink	—	47,725	—	—
Vaughan & Murphy	—	—	—	—
Vaughn-Lee & Associates	1,240	7,700	—	6,460
Venable LLP	500	9,522	111	7,680
Vercruysse, Murray & Calzone	13,277	75,391	303	57,112
Vertex Tax Technology Enterprise	—	56,990	—	56,990
Virtual Communications, Inc.	—	—	—	—
Ward & Olivo	—	130,393	—	34,283
Wiener & Associates	2,000	29,067	2,000	27,067
White & Case	—	44,508	—	13,886
Wiggin & Nourie, P.A.	—	913	36	913
Wiley Rein & Fielding LLP	8,000	172,498	10,462	155,730
Winterbauer & Diamond PLLC	—	8,332	—	8,332
Winthrop & Weinstine	4,000	40,188	4,000	36,122
Yoshie Ogawa	12,086	170,873	—	157,886
Zobella & Co. Inc.	144	964	820	820
Zuckert, Scoutt & Rasenberger LLP	—	58,024	427	53,234

TOTALS	$835,922	$13,099,303	$721,778	$9,721,018

(1)    Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.